Contact:  Peter C. Castle, CFO
                                                            Phone:  813.286.8644
                                                          investor@netwolves.com

            NetWolves Reports Record Fiscal 2003 Financial Results
 Fourth Quarter Results and Fiscal 2004 Estimates Showing Path to Profitability

TAMPA, Fl - September 30, 2003 NetWolves Corporation (NASDAQ: WOLV), a leading provider of single source managed network connectivity and security solutions, announced its financial results for the fourth quarter and fiscal year ended June 30, 2003.

The Company reported fiscal fourth quarter revenues of $5.6 million, which represents an increase of $5.4 million from the fourth quarter of fiscal 2002. For the year, the Company reported revenues of $21.2 million, which represents an increase of $20.4 million from the prior year. The Company reported a net loss of $6.4 million or ($.50) per share compared to a net loss of $11.6 million or ($.99) per share compared to the prior year. The Company's negative cash flow from continued operations for fiscal 2003 was approximately $1.2 million as compared to $8.5 million for fiscal year 2002.

The Company estimates that revenue for fiscal 2004 will grow in excess of 25% over fiscal 2003, without any significant increase in operating costs. This does not take into account possible additional revenue from strategic alliances.

Commenting on this announcement, Walter M. Groteke, Chairman and CEO of NetWolves Corporation, said: "The initiatives implemented in fiscal 2003 have positioned the company for significant growth and profitability in fiscal 2004. Demand for and acceptance of our single provider managed network connectivity and security services continues to be very strong in several market segments, as evidenced by our year end results and our fiscal 2004 estimate. In fact, fourth quarter results represent our fourth consecutive quarter of period over period revenue growth. We are also pleased that based on our strengthened balance sheet and operational performance, we have received an unqualified opinion from our independent accountants, Ernst & Young, LLP."

NetWolves announced recently it has secured approximately $5.5 million in equity financing, which is not reflected in the Company's year-end balance sheet. The proceeds will be used primarily to fund immediate expansion of its sales and sales support organization to capitalize on current business opportunities.

Mr. Groteke added: "We are implementing several initiatives to position NetWolves for continued revenue growth over the next 12-24 months, including enhancing and extending our product offering, expanding our direct sales force and establishing additional joint ventures and strategic alliances. We expect revenue to reflect our actions and grow steadily throughout the current fiscal year as market conditions improve, and as our sales organization seeks to close several promising business opportunities and penetrate new territories."

Yearly Highlights

NetWolves is enjoying record growth due in large part to the adoption of its Managed Services Offering by both current and new customers. This recently launched suite of managed services includes data security delivered through its patent-pending Secure Remote Monitoring and Management System (SRM2)(R), as well as its ICSA certified firewall, IPSec compliant VPN and Intelligent Failover technologies. All of these services can be combined with NetWolves' extensive network services portfolio managed under a single agreement, dedicated account team and integrated invoice.

     NetWolves announced:

     -- It has received a purchase order from its major customer in its technology business for 600 units of its WolfPac(TM) Security Platform as part of its continuing Global VPN Rollout. The units were delivered throughout Japan beginning in July. To date, this is the largest single order received from this customer for its WolfPac(TM) Security Platform.

     -- NetWolves completed the deployment of its managed firewall and VPN technology with Intelligent Failover to branch offices of GE Consumer Finance in Germany. This deployment is part of a previously announced agreement between NetWolves and GE Consumer Finance to also deploy this technology in Japan, Australia, South Korea and Singapore. Interconnectivity between GE Consumer Finance offices is expected to be one of the largest global host-to-host virtual private networks.

     -- NetWolves strengthens management team by adding Len Luttinger, Scott Foote and Ryan Kelly as officers of the company, and adds further independence to the board by the appointment of Fassil Gabremariam and Carlos Campbell.

     -- NetWolves signs licensing and co-agent agreement with GXS to offer remote monitoring services to its customers using NetWolves patent-pending SRM2 management technology. The agreement also authorizes GXS to offer other NetWolves products and services, and NetWolves to offer GXS products and services to its customer base.

     About NetWolves Corporation

NetWolves Corporation provides high-performance network security solutions coupled with robust network management and communication services. NetWolves' products offer essential applications such as firewall, virtual private networks
(VPN), intrusion detection systems (IDS), content filtering, virus detection, congestion management, and intelligent failover. Additionally, the Company, through its Network Services division, provides network design, provisioning, monitoring, and management services. The marriage of these products and services positions NetWolves as a single-source solution provider for Fortune 1000 organizations looking to integrate their perimeter offices onto their global backbone network. Additionally, by replacing the multi-vendor approach with a single management, support, and billing infrastructure, companies can ensure a cost-effective and seamless integration of complex global enterprises.

NetWolves  is located at 4002  Eisenhower  Blvd.,  Tampa,  Florida  33634.  More
information   on   NetWolves'   products   and   services   can  be   found   at
http://www.netwolves.com or by calling toll free at 1-888-638-9658.

Forward Looking Statements All statements other than statements of historical fact included herein, including without limitation statements regarding the Company's financial position and projections of estimated revenue, business strategy, and the plans and objectives of the Company's management for future operations, are forward looking statements. When used in this release, words such as "anticipate", "believes", "estimate", "expect", "should", "intend", "projects", "objective," and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, ability to raise additional funds, competitive factors, pricing pressure, capacity and supply constraints and the ability of our sales force to achieve revenue growth. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties, and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.